SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1
      (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                             1-800-Flowers.Com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   68243Q 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 31 Pages

                       Exhibit Index contained on page 26

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 2 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Capital Partners II, L.P. ("BM II")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            794,550 shares, except that BCM II, the
           OWNED BY EACH           general partner of BM II, and Alexandre
             REPORTING             Balkanski ("Balkanski"), David M. Beirne
              PERSON               ("Beirne"), Bruce W. Dunlevie ("Dunlevie"),
               WITH                J. William Gurley ("Gurley"), Kevin R. Harvey
                                   ("Harvey"), Robert C. Kagle ("Kagle"), Andrew
                                   S. Rachleff ("Rachleff") and Steven M.
                                   Spurlock ("Spurlock"), the members of BCM II,
                                   may be deemed to have shared voting power to
                                   vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   794,550 shares, except that BCM II, the
                                   general partner of BM II, and Balkanski,
                                   Beirne, Dunlevie, Gurley, Harvey, Kagle,
                                   Rachleff and Spurlock, the members of BCM II,
                                   may be deemed to have shared power to dispose
                                   of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                794,550
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  3.01%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 3 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Founders' Fund II, L.P. ("FF II")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            94,070 shares, except that BCM II, the
           OWNED BY EACH           general partner of FF II, and Balkanski,
             REPORTING             Beirne, Dunlevie, Gurley, Harvey, Kagle,
              PERSON               Rachleff and Spurlock, the members of BCM II,
               WITH                may be deemed to have shared voting power to
                                   vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.

                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   94,070 shares, except that BCM II, the
                                   general partner of FF II, and Balkanski,
                                   Beirne, Dunlevie, Gurley, Harvey, Kagle,
                                   Rachleff and Spurlock, the members of BCM II,
                                   may be deemed to have shared power to dispose
                                   of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 94,070
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  0.36%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 4 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Founders' Fund II-A, L.P. ("FF II-A")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            49,900 shares, except that BCM II, the
           OWNED BY EACH           general partner of FF II-A, and Balkanski,
             REPORTING             Beirne, Dunlevie, Gurley, Harvey, Kagle,
              PERSON               Rachleff and Spurlock, the members of BCM II,
               WITH                may be deemed to have shared voting power to
                                   vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   49,900 shares, except that BCM II, the
                                   general partner of FF II-A, and Balkanski,
                                   Beirne, Dunlevie, Gurley, Harvey, Kagle,
                                   Rachleff and Spurlock, the members of BCM II,
                                   may be deemed to have shared power to dispose
                                   of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 49,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  0.19%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 5 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Members' Fund II, L.P. ("MF II")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            13,350 shares, except that BCM II, the
           OWNED BY EACH           general partner of MF II, and Balkanski,
             REPORTING             Beirne, Dunlevie, Gurley, Harvey, Kagle,
              PERSON               Rachleff and Spurlock, the members of BCM II,
               WITH                may be deemed to have shared voting power to
                                   vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   13,350 shares, except that BCM II, the
                                   general partner of MF II, and Balkanski,
                                   Beirne, Dunlevie, Gurley, Harvey, Kagle,
                                   Rachleff and Spurlock, the members of BCM II,
                                   may be deemed to have shared power to dispose
                                   of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 13,350
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  0.05%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 6 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Capital Management Co. II, L.L.C. ("BCM II")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            951,870 shares, of which 794,550 are directly
            OWNED BY EACH          owned by BM II; 94,070 are directly owned by
             REPORTING             FF II; 49,900 are directly owned by FF II-A;
              PERSON               and 13,350 are directly owned by MF II. BCM
               WITH                II, the general partner of BM II, FF II, FF
                                   II-A and MF II, and Balkanski, Beirne,
                                   Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                   Spurlock, the members of BCM II, may be
                                   deemed to have shared power to vote these
                                   shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   951,870 shares, of which 794,550 are directly
                                   owned by BM II; 94,070 are directly owned by
                                   FF II; 49,900 are directly owned by FF II-A;
                                   and 13,350 are directly owned by MF II. BCM
                                   II, the general partner of BM II, FF II, FF
                                   II-A and MF II, and Balkanski, Beirne,
                                   Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                   Spurlock, the members of BCM II, may be
                                   deemed to have shared power to dispose of
                                   these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                951,870
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  3.61%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     OO
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 7 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Capital Partners III, L.P. ("BM III")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            1,816,550 shares, except that BCM III, the
           OWNED BY EACH           general partner of BM III, and Balkanski,
             REPORTING             Beirne, Dunlevie, Gurley, Harvey, Kagle,
              PERSON               Rachleff and Spurlock, the members of BCM
               WITH                III, may be deemed to have shared voting
                                   power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.

                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   1,816,550 shares, except that BCM III, the
                                   general partner of BM III, and Balkanski,
                                   Beirne, Dunlevie, Gurley, Harvey, Kagle,
                                   Rachleff and Spurlock, the members of BCM
                                   III, may be deemed to have shared power to
                                   dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              1,816,550
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  6.88%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 8 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Founders' Fund III, L.P. ("FF III")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            525,350 shares, except that BCM III, the
           OWNED BY EACH           general partner of FF III, and Balkanski,
             REPORTING             Beirne, Dunlevie, Gurley, Harvey, Kagle,
              PERSON               Rachleff and Spurlock, the members of BCM
               WITH                III, may be deemed to have shared voting
                                   power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   525,350 shares, except that BCM III, the
                                   general partner of FF III, and Balkanski,
                                   Beirne, Dunlevie, Gurley, Harvey, Kagle,
                                   Rachleff and Spurlock, the members of BCM
                                   III, may be deemed to have shared power to
                                   dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                525,350
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  1.99%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 9 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Founders' Fund III-A, L.P. ("FF III-A")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            143,500 shares, except that BCM III, the
           OWNED BY EACH           general partner of FF III-A, and Balkanski,
             REPORTING             Beirne, Dunlevie, Gurley, Harvey, Kagle,
              PERSON               Rachleff and Spurlock, the members of BCM
               WITH                III, may be deemed to have shared voting
                                   power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   143,500 shares, except that BCM III, the
                                   general partner of FF III-A, and Balkanski,
                                   Beirne, Dunlevie, Gurley, Harvey, Kagle,
                                   Rachleff and Spurlock, the members of BCM
                                   III, may be deemed to have shared power to
                                   dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                143,500
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  0.54%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 10 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Members' Fund III, L.P. ("MF III")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            57,770 shares, except that BCM III, the
          OWNED BY EACH            general partner of MF III, and Balkanski,
             REPORTING             Beirne, Dunlevie, Gurley, Harvey, Kagle,
              PERSON               Rachleff and Spurlock, the members of BCM
               WITH                III, may be deemed to have shared voting
                                   power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   57,770 shares, except that BCM III, the
                                   general partner of MF III, and Balkanski,
                                   Beirne, Dunlevie, Gurley, Harvey, Kagle,
                                   Rachleff and Spurlock, the members of BCM
                                   III, may be deemed to have shared power to
                                   dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 57,770
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  0.22%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 11 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Capital Management Co. III, L.L.C. ("BCM III")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            6,447,210 shares, of which 1,816,550 are
          OWNED BY EACH            directly owned by BM III; 525,350 are
             REPORTING             directly owned by FF III; 143,500 are
              PERSON               directly owned by FF III-A; 57,770 are
               WITH                directly owned by MF III; and 3,904,040 are
                                   directly owned by BI III. BCM III, the
                                   general partner of BM III, FF III, FF III-A,
                                   MF III and BI III, and Balkanski, Beirne,
                                   Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                   Spurlock, the members of BCM III, may be
                                   deemed to have shared power to vote these
                                   shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   6,447,210 shares, of which 1,816,550 are
                                   directly owned by BM III; 525,350 are
                                   directly owned by FF III; 143,500 are
                                   directly owned by FF III-A; 57,770 are
                                   directly owned by MF III; and 3,904,040 are
                                   directly owned by BI III. BCM III, the
                                   general partner of BM III, FF III, FF III-A,
                                   MF III and BI III, and Balkanski, Beirne,
                                   Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                   Spurlock, the members of BCM III, may be
                                   deemed to have shared power to dispose of
                                   these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              6,447,210
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 24.43%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     OO
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 12 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Investors III, L.P. ("BI III")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            3,904,040 shares, except that BCM III, the
          OWNED BY EACH            general partner of BI III, and Balkanski,
             REPORTING             Beirne, Dunlevie, Gurley, Harvey, Kagle,
              PERSON               Rachleff and Spurlock, the members of BCM
               WITH                III, may be deemed to have shared voting
                                   power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   3,904,040 shares, except that BCM III, the
                                   general partner of BI III, and Balkanski,
                                   Beirne, Dunlevie, Gurley, Harvey, Kagle,
                                   Rachleff and Spurlock, the members of BCM
                                   III, may be deemed to have shared power to
                                   dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              3,904,040
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 14.79%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 13 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Alexandre Balkanski ("Balkanski")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     French Citizen
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500
                                   are directly owned by FF III-A; 57,770 are
                                   directly owned by MF III; and 3,904,040 are
                                   directly owned by BI III. BCM II is the
                                   general partner of BM II, FF II, FF II-A and
                                   MF II, and Balkanski, a member of BCM II, may
                                   be deemed to have shared power to vote these
                                   shares. BCM III is the general partner of BM
                                   III, FF III, FF III-A, MF III and BI III, and
                                   Balkanski, a member of BCM III, may be deemed
                                   to have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500 are directly owned by FF III-A; 57,770 are directly owned by MF III; and 3,904,040 are directly owned by BI III. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Balkanski, a member of BCM II, may be deemed to have shared power to dispose of these shares. BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Balkanski, a member of BCM III, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              7,399,080
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 28.04%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 14 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     David M. Beirne ("Beirne")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S Citizen
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            3,000 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500
                                   are directly owned by FF III-A; 57,770 are
                                   directly owned by MF III; and 3,904,040 are
                                   directly owned by BI III. BCM II is the
                                   general partner of BM II, FF II, FF II-A and
                                   MF II, and Beirne, a member of BCM II, may be
                                   deemed to have shared power to vote these
                                   shares. BCM III is the general partner of BM
                                   III, FF III, FF III-A, MF III and BI III, and
                                   Beirne, a member of BCM III, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   3,000 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500 are directly owned by FF III-A; 57,770 are directly owned by MF III; and 3,904,040 are directly owned by BI III. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Beirne, a member of BCM II, may be deemed to have shared power to dispose of these shares. BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Beirne, a member of BCM III, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              7,402,080
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 28.05%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 15 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Bruce W. Dunlevie ("Dunlevie")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S Citizen
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            3,000 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500
                                   are directly owned by FF III-A; 57,770 are
                                   directly owned by MF III; and 3,904,040 are
                                   directly owned by BI III. BCM II is the
                                   general partner of BM II, FF II, FF II-A and
                                   MF II, and Dunlevie, a member of BCM II, may
                                   be deemed to have shared power to vote these
                                   shares. BCM III is the general partner of BM
                                   III, FF III, FF III-A, MF III and BI III, and
                                   Dunlevie, a member of BCM III, may be deemed
                                   to have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   3,000 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500 are directly owned by FF III-A; 57,770 are directly owned by MF III; and 3,904,040 are directly owned by BI III. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Dunlevie, a member of BCM II, may be deemed to have shared power to dispose of these shares. BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Dunlevie, a member of BCM III, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              7,402,080
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 28.05%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 16 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     J. William Gurley ("Gurley")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S Citizen
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            3,000 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500
                                   are directly owned by FF III-A; 57,770 are
                                   directly owned by MF III; and 3,904,040 are
                                   directly owned by BI III. BCM II is the
                                   general partner of BM II, FF II, FF II-A and
                                   MF II, and Gurley, a member of BCM II, may be
                                   deemed to have shared power to vote these
                                   shares. BCM III is the general partner of BM
                                   III, FF III, FF III-A, MF III and BI III, and
                                   Gurley, a member of BCM III, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   3,000 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500 are directly owned by FF III-A; 57,770 are directly owned by MF III; and 3,904,040 are directly owned by BI III. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Gurley, a member of BCM II, may be deemed to have shared power to dispose of these shares. BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Gurley, a member of BCM III, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              7,402,080
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 28.05%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 17 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Kevin R. Harvey ("Harvey")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S Citizen
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            3,000 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500
                                   are directly owned by FF III-A; 57,770 are
                                   directly owned by MF III; and 3,904,040 are
                                   directly owned by BI III. BCM II is the
                                   general partner of BM II, FF II, FF II-A and
                                   MF II, and Harvey, a member of BCM II, may be
                                   deemed to have shared power to vote these
                                   shares. BCM III is the general partner of BM
                                   III, FF III, FF III-A, MF III and BI III, and
                                   Harvey, a member of BCM III, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   3,000 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500 are directly owned by FF III-A; 57,770 are directly owned by MF III; and 3,904,040 are directly owned by BI III. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Harvey, a member of BCM II, may be deemed to have shared power to dispose of these shares. BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Harvey, a member of BCM III, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              7,402,080
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 28.05%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 18 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Robert C. Kagle ("Kagle")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S Citizen
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            3,000 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500
                                   are directly owned by FF III-A; 57,770 are
                                   directly owned by MF III; and 3,904,040 are
                                   directly owned by BI III. BCM II is the
                                   general partner of BM II, FF II, FF II-A and
                                   MF II, and Kagle, a member of BCM II, may be
                                   deemed to have shared power to vote these
                                   shares. BCM III is the general partner of BM
                                   III, FF III, FF III-A, MF III and BI III, and
                                   Kagle, a member of BCM III, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   3,000 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500 are directly owned by FF III-A; 57,770 are directly owned by MF III; and 3,904,040 are directly owned by BI III. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Kagle, a member of BCM II, may be deemed to have shared power to dispose of these shares. BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Kagle, a member of BCM III, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              7,402,080
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 28.05%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 19 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Andrew S. Rachleff ("Rachleff")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S Citizen
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            3,000 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500
                                   are directly owned by FF III-A; 57,770 are
                                   directly owned by MF III; and 3,904,040 are
                                   directly owned by BI III. BCM II is the
                                   general partner of BM II, FF II, FF II-A and
                                   MF II, and Rachleff, a member of BCM II, may
                                   be deemed to have shared power to vote these
                                   shares. BCM III is the general partner of BM
                                   III, FF III, FF III-A, MF III and BI III, and
                                   Rachleff, a member of BCM III, may be deemed
                                   to have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   3,000 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500 are directly owned by FF III-A; 57,770 are directly owned by MF III; and 3,904,040 are directly owned by BI III. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Rachleff, a member of BCM II, may be deemed to have shared power to dispose of these shares. BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Rachleff, a member of BCM III, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              7,402,080
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 28.05%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 20 of 31 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Steven M. Spurlock ("Spurlock")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S Citizen
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500
                                   are directly owned by FF III-A; 57,770 are
                                   directly owned by MF III; and 3,904,040 are
                                   directly owned by BI III. BCM II is the
                                   general partner of BM II, FF II, FF II-A and
                                   MF II, and Spurlock, a member of BCM II, may
                                   be deemed to have shared power to vote these
                                   shares. BCM III is the general partner of BM
                                   III, FF III, FF III-A, MF III and BI III, and
                                   Spurlock, a member of BCM III, may be deemed
                                   to have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   7,399,080 shares, of which 794,550 are
                                   directly owned by BM II; 94,070 are directly
                                   owned by FF II; 49,900 are directly owned by
                                   FF II-A; 13,350 are directly owned by MF II;
                                   1,816,550 are directly owned by BM III;
                                   525,350 are directly owned by FF III; 143,500 are directly owned by FF III-A; 57,770 are directly owned by MF III; and 3,904,040 are directly owned by BI III. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Spurlock, a member of BCM II, may be deemed to have shared power to dispose of these shares. BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III, and Spurlock, a member of BCM III, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              7,399,080
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 28.04%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     IN
--------------------------------------------------------------------------------

                                                          Page 21 of 31 Pages



ITEM 1(a). NAME OF ISSUER:

           1-800-Flowers.com, Inc.


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           1600 Stewart Avenue
           Westbury, NY 11590


ITEM 2(a). NAME OF PERSON FILING:

           This statement is filed by Benchmark Capital Partners II, L.P., a Delaware limited partnership ("BM II"), Benchmark Founders' Fund II, L.P., a Delaware limited partnership ("FF II"), Benchmark Founders' Fund II-A, L.P., a Delaware limited partnership ("FF II-A"), Benchmark Members' Fund II, L.P., a Delaware limited partnership ("MF II"), Benchmark Capital Management Co. II, L.L.C., a Delaware limited liability company ("BCM II"), Benchmark Capital Partners III, L.P., a Delaware limited partnership ("BM III"), Benchmark Founders' Fund III, L.P., a Delaware limited partnership ("FF III"), Benchmark Founders' Fund III-A, L.P., a Delaware limited partnership ("FF
           III-A"), Benchmark Members' Fund III, L.P., a Delaware limited partnership ("MF III"), Benchmark Investors, L.P. ("BI III"), a Delaware limited partnership, Benchmark Capital Management Co. III, L.L.C., a Delaware limited liability company ("BCM III"), Alexandre Balkanski ("Balkanski"), David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

           BCM II is the general partner of BM II, FF II, FF II-A and MF II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BM II, FF II, FF II-A and MF II. BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BM III, FF III, FF III-A, MF III and BI III. Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are the general partners/managing members of BCM II and BCM III, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by BM II, FF II, FF II-A, MF II, BM III, FF III, FF III-A, MF III and BI III.


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           The address of the principal business office for each of the Reporting Persons is:

           Benchmark Capital
           2480 Sand Hill Road, Suite 200
           Menlo Park, CA 94025


ITEM 2(c) CITIZENSHIP:

           BM II, FF II, FF II-A, MF II, BM III, FF III, FF III-A, MF III and BI III are Delaware limited partnerships. BCM II and BCM III are Delaware limited liability companies. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens. Balkanski is a citizen of France.


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Class A Common Stock

                                                          Page 22 of 31 Pages



ITEM 2(e). CUSIP NUMBER:

           68243Q 10 6


ITEM 3. Not Applicable


ITEM 4. OWNERSHIP:

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a) Amount beneficially owned:

                   See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:

                   See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the vote:

                            See Row 5 of cover page for each Reporting Person.

                      (ii)  Shared power to vote or to direct the vote:

                            See Row 6 of cover page for each Reporting Person.

                      (iii) Sole power to  dispose or to direct the  disposition of:

                            See Row 7 of cover page for each Reporting Person.

                      (iv) Shared power to dispose or to direct the disposition of:

                            See Row 8 of cover page for each Reporting Person.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Under certain circumstances set forth in the limited partnership agreements of BM II, FF II, FF II-A and MF II, and the limited liability company agreement of BCM II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

           Under certain circumstances set forth in the limited partnership agreements of BM III, FF III, FF III-A, MF III and BI III, and the limited liability company agreement of BCM III, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

                                                          Page 23 of 31 Pages



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable


ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

           Not applicable


ITEM 10. CERTIFICATION:

           Not applicable

                                                          Page 24 of 31 Pages



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001


                                   BENCHMARK CAPITAL PARTNERS II, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND II, L.P., a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND II-A, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK MEMBERS' FUND II, L.P., a Delaware
                                   Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. II,
                                   L.L.C., a Delaware Limited Liability Company


                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Managing Member



                                   BENCHMARK CAPITAL PARTNERS III, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND III, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND III-A, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK MEMBERS' FUND III, L.P., a Delaware Limited Partnership

                                   BENCHMARK INVESTORS III, L.P., a Delaware
                                   Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. III,
                                   L.L.C., a Delaware Limited Liability Company


                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Managing Member

                                                          Page 25 of 31 Pages



                                   ALEXANDRE BALKANSKI

                                   DAVID M. BEIRNE

                                   BRUCE W. DUNLEVIE

                                   J. WILLIAM GURLEY

                                   KEVIN R. HARVEY

                                   ROBERT C. KAGLE

                                   ANDREW S. RACHLEFF

                                   STEVEN M. SPURLOCK


                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Attorney-in-Fact*


*Signed pursuant to a Power of Attorney dated February 14, 2001 and filed with the SEC on February 14, 2001

                                                          Page 26 of 31 Pages



                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   27

Exhibit B:  Power of Attorney                                           28

                                                          Page 27 of 31 Pages



                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of 1-800-Flowers.com, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 14, 2001
                                   BENCHMARK CAPITAL PARTNERS II, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND II, L.P., a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND II-A, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK MEMBERS' FUND II, L.P., a Delaware
                                   Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. II,
                                   L.L.C., a Delaware Limited Liability Company

                                   BENCHMARK CAPITAL PARTNERS III, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND III, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND III-A, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK MEMBERS' FUND III, L.P., a Delaware Limited Partnership

                                   BENCHMARK INVESTORS III, L.P., a Delaware Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. III,
                                   L.L.C., a Delaware Limited Liability Company

                                   ALEXANDRE BALKANSKI

                                   DAVID M. BEIRNE

                                   BRUCE W. DUNLEVIE

                                   J. WILLIAM GURLEY

                                   KEVIN R. HARVEY

                                   ROBERT C. KAGLE

                                   ANDREW S. RACHLEFF

                                   STEVEN M. SPURLOCK


                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Attorney-in-Fact*


*Signed pursuant to a Power of Attorney dated February 14, 2001 and filed with the SEC on February 14. 2001.

                                                          Page 28 of 31 Pages



                                    EXHIBIT B

                                POWER OF ATTORNEY

         Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby authorizes and designates Benchmark Capital Management Co. II, L.L.C. or such other person or entity as is designated in writing by Steven M. Spurlock (the "Designated Filer") as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the "Act") and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the "Exchange Act") (collectively, the "Reports") with respect to each Reporting Person's ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the "Companies").

         Each Reporting Person hereby further  authorizes and designates  Steven
M. Spurlock (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

         The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with the Act or the Exchange Act.



February 14, 2001              BENCHMARK CAPITAL PARTNERS II, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. II, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner


                               By: /s/  Steven M. Spurlock
                                   ---------------------------------------------
                                   Steven M. Spurlock,
                                   Managing Member


February 14, 2001              BENCHMARK FOUNDERS' FUND II, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. II, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner


                               By: /s/  Steven M. Spurlock
                                   ---------------------------------------------
                                   Steven M. Spurlock,
                                   Managing Member

                                                         Page 29 of 31 Pages



February 14, 2001              BENCHMARK FOUNDERS' FUND II-A, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. II, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner


                               By: /s/  Steven M. Spurlock
                                   ---------------------------------------------
                                   Steven M. Spurlock,
                                   Managing Member


February 14, 2001              BENCHMARK MEMBERS' FUND II, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. II, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner


                               By: /s/  Steven M. Spurlock
                                   ---------------------------------------------
                                   Steven M. Spurlock,
                                   Managing Member


February 14, 2001              BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C.,
                               a Delaware Limited Liability Company

                               By: /s/  Steven M. Spurlock
                                   ---------------------------------------------
                                   Steven M. Spurlock,
                                   Managing Member


February 14, 2001              BENCHMARK CAPITAL PARTNERS III, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner


                               By: /s/  Steven M. Spurlock
                                   ---------------------------------------------
                                   Steven M. Spurlock,
                                   Managing Member


February 14, 2001              BENCHMARK FOUNDERS' FUND III, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner


                               By: /s/  Steven M. Spurlock
                                   ---------------------------------------------
                                   Steven M. Spurlock,
                                   Managing Member


February 14, 2001              BENCHMARK FOUNDERS' FUND III-A, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner


                               By: /s/  Steven M. Spurlock
                                   ---------------------------------------------
                                   Steven M. Spurlock,
                                   Managing Member

                                                         Page 30 of 31 Pages




February 14, 2001              BENCHMARK MEMBERS FUND III, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner


                               By: /s/  Steven M. Spurlock
                                   ---------------------------------------------
                                   Steven M. Spurlock,
                                   Managing Member


February 14, 2001              BENCHMARK CAPITAL MANAGEMENT CO. III, L.L.C.,
                               a Delaware Limited Liability Company

                               By: /s/  Steven M. Spurlock
                                   ---------------------------------------------
                                   Steven M. Spurlock,
                                   Managing Member


February 14, 2001              BENCHMARK INVESTORS III, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner


                               By: /s/  Steven M. Spurlock
                                   ---------------------------------------------
                                   Steven M. Spurlock,
                                   Managing Member


February 14, 2001


                               By: /s/  Alexandre Balkanski
                                   ---------------------------------------------
                                   Alexandre Balkanski


February 14, 2001


                               By: /s/  David M. Beirne
                                   ---------------------------------------------
                                   David M. Beirne


February 14, 2001


                               By: /s/  Bruce W. Dunlevie
                                   ---------------------------------------------
                                   Bruce W. Dunlevie


February 14, 2001


                               By: /s/  J. William Gurley
                                   ---------------------------------------------
                                   J. William Gurley

                                                         Page 31 of 31 Pages




February 14, 2001


                               By: /s/  Kevin R. Harvey
                                   ---------------------------------------------
                                   Kevin R. Harvey

February 14, 2001


                               By: /s/  Robert C. Kagle
                                   ---------------------------------------------
                                   Robert C. Kagle


February 14, 2001


                               By: /s/  Andrew S. Rachleff
                                   ---------------------------------------------
                                    Andrew S. Rachleff